Exhibit 10.1

2012 Executive Officer Bonus Plan

Objective:

•                                          Align the interests of employees and shareholders in the future growth and success of ArthroCare Corporation (the “Company”) by rewarding employee performance.

Bonus Pool:

•                                          The officer bonus pool is equal to the sum of the target bonuses of all officers in the pool and who are covered by this document during the period of January 1, 2012 through December 31, 2012 (the “Bonus Period”).  Target bonuses are defined as a percentage of the year’s salary and are specified in the paragraph under the “Bonus Potential” category below.  The size of the bonus pool may be adjusted for promotional salary increases of officers in the pool, or the addition of officers in the pool, and then on a prorated basis. By way of example, the Total Bonus Potential for an Eligible Participant who is a Vice President and who is in the 45% bonus potential category with a base salary of $200,000 shall be $90,000.  The Total Bonus Potential of an Eligible Participant, other than the Chief Executive Officer, may be increased or decreased at the sole discretion of the Compensation Committee upon the recommendation of the Chief Executive Officer of the Company.  The Total Bonus Potential of the Chief Executive Officer may be increased or decreased at the sole discretion of the Company’s Board of Directors.

Eligible Participants:

•                                          All executive officers of the Company from the period of January 1, 2012 through the payment date of a bonus (the “Bonus Payment Date”) who began employment with the Company on or before December 31, 2012, other than those employees who are ineligible due to performance issues, as determined by the Compensation Committee of the Company’s Board of Directors.  Executive officers must be employed on the bonus payment date to be eligible for any payment.  Executive officers whose employment with the Company begins after January 1, 2012 and who remain employed by the Company through the Bonus Payment Date or executive officers who go on leave of absence during 2012 will have their bonus prorated for time worked through the Bonus Payment Date.

Bonus Potential:

•                                          45% of base salary for fiscal year end December 31, 2012 for Senior Vice Presidents who are executive officers of the company and whose titles are not listed below.   90% of the target bonus potential will be based on the achievement of the Company Goals described in the “Bonus Factors” section below and 10% of the target bonus potential will be based on the individual’s annual performance rating approved by the Chief Executive Officer for Senior Vice President’s in this bonus potential category.

•                                      50% of base salary for fiscal year end December 31, 2012 for Senior Vice President, Global Markets and Sales Operations. 90% of the target bonus potential will be based on the achievement of the Company Goals described in the “Bonus Factors” section below and 10% of the target bonus potential will be based on the individual’s annual performance rating approved by the Chief Executive Officer.

60% of base salary for fiscal year end December 31, 2012 for Senior Vice President, Chief Financial Officer and Chief Operating Officer.  90% of the target bonus potential will be based on the achievement of the Company Goals described in the “Bonus Factors” section below and 10% of the target bonus potential will be based on the individual’s annual performance rating approved by the Chief Executive Officer.

•                                          80% of base salary for fiscal year end December 31, 2012 for the Chief Executive Officer.  100% of the target bonus potential will be based on the achievement of the Company Goals described in the “Bonus Factors” section below.

Bonus Factors:

•                                          The payment to be earned by each Eligible Participant will be a factor of both the Company’s achievement of the below goals and the achievement by such Eligible Participant of personal performance objectives determined by the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Board of Directors.  No participant is eligible for a bonus if his or her annual performance rating is below 1.6 on a scale of 1 to 5 (where 5 is the highest rating).  The Total Bonus Payment of an Eligible Participant may be increased or decreased at the sole discretion of the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Board of Directors.

In the event the Company achieves at least the “Minimum Achievement Level” (see below), a bonus will be earned by each Eligible Participant.  The Total Revenue Goal, Adjusted Operating Margin and Adjusted Free Cash Flow Goals shall be as set forth in the Company’s operating budget for the full year of 2012 as approved by the Board of Directors.

•                                          The Total Revenue, Adjusted Operating Margin and Adjusted Free Cash Flow Goals shall be ascribed a percentage weight totaling 100% in the aggregate, as follows:

Total Revenue - 60% weight

Adjusted Operating Margin — 20% weight

Adjusted Free Cash Flow — 20% weight

•                                          The Minimum Achievement Level is determined by adding the weighted average of the full year Total Revenue Goal (i.e., Total Revenue Achieved (as defined below) multiplied by 60%), plus the weighted average of the Adjusted Operating Margin and Adjusted Free Cash Flow Goals (same formula).  If the sum of these percentages is equal to or greater than 92% a bonus is payable.

•                                          If the Bonus Achievement Level is between 92% and 100%, then Eligible Participants are eligible for a prorated bonus equal to a 1 to 3 ratio of the bonus achieved.  For example, if the Bonus Achievement Level is 92%, then Eligible Participants are eligible for 76% of their Total Company Target Bonus Potential.

Bonus Multiplier:

•                                         If the Bonus Achievement Level is in excess of 100%, then Eligible Participants are eligible for 100% of their Total Bonus Potential, plus a percentage of their Total Bonus Potential equal to three times the portion in excess of 100%.  For example, if the Bonus Achievement Level is 110%, then Eligible Participants are eligible for 100% of their Total Target Bonus Potential, plus

30% of the Total Target Bonus Potential.  The Bonus Achievement Level maximum is 120% and the maximum Total Bonus Potential is 160%.

Defined Terms:

Total Revenue shall mean the amount of ArthroCare total revenue from the period of January 1, 2012 through December 31, 2012.

Adjusted Operating Margin shall mean the GAAP operating income, excluding “Investigation and Restatement” costs, for the calendar year 2012 divided by GAAP consolidated revenues.

Adjusted Free Cash Flow shall mean Adjusted Earnings before Interest, Tax, Depreciation, Amortization and non-cash equity Compensation adjusted for income taxes paid, changes in working capital and operational capital expenditures for the calendar year ended 2012. Working capital is defined as the sum of accounts receivable, inventory and other non-cash current assets less accounts payable, accrued liabilities and other current liabilities, other than those current assets and liabilities related to income taxes.  For clarity, an increase in net Working Capital will be a reduction in Adjusted Free Cash Flow and a decrease in net Working Capital will be an increase in Adjusted Free Cash Flow.

Total Revenue Achieved shall mean the percentage determined by dividing the full year total revenue by the Total Revenue Goal.

Adjusted Operating Margin Achieved shall mean the percentage determined by dividing the full year Adjusted Operating Margin by the Adjusted Operating Margin Goal.

Adjusted Free Cash Flow Goal Achieved shall mean the percentage determined by dividing the Adjusted Free Cash Flow by the Adjusted Free Cash Flow Goal.

Bonus Achievement Level shall mean the actual level of bonus achieved.

Any bonuses payable under this 2012 Bonus Plan are subject to the approval of the Company’s Board of Directors and will not be paid before the Company has filed with the SEC its Annual Report on Form 10-K for 2012.  The Board of Directors may make such changes in plan participants, the bonus pool or any other aspect of this plan as it deems appropriate at any time and without prior notice.